Exhibit 99.3

CISCO SYSTEMS, INC.

STOCK OPTION ASSUMPTION AGREEMENT

Dear [Field: Full Name]:

As you know, on September 22, 2010 (the “Closing Date”) Cisco Systems, Inc. (“Cisco”) acquired ExtendMedia Corporation (“ExtendMedia”), (the “Acquisition”) pursuant to the Agreement and Plan of Merger by and among Cisco, Equinox Acquisition Corp., ExtendMedia and the Stockholders’ Agent dated as of August 24, 2010 (the “Merger Agreement”). On the Closing Date you held one or more outstanding options to purchase shares of ExtendMedia common stock granted to you under the ExtendMedia Corporation 2006 Omnibus Stock Plan (the “Plan”). Pursuant to the Merger Agreement, on the Closing Date, Cisco assumed all obligations of ExtendMedia under your outstanding option (or options). This Stock Option Assumption Agreement (the “Agreement”) evidences the terms of Cisco’s assumption of an option (or options) to purchase ExtendMedia common stock granted to you under the Plan (the “ExtendMedia Option(s)”), and documented by a stock option agreement (or stock option agreements) and any amendment(s) and/or option assumption agreements entered into by and between you and ExtendMedia (the “Option Agreement(s)”), including the necessary adjustments for assumption of the ExtendMedia Option(s) that are required by the Acquisition.

The table below summarizes your ExtendMedia Option(s) immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Option	[Field: Grant Type]

Grant Number	[Field: Grant Number]

Cisco Number of Option Shares	[Field: Shares Granted]

Cisco Exercise Price Per Share	[Field: Option Price]

Original Number of Option Shares	[Field: Acquisition Shares]

Original Exercise Price Per Share	[Field: Acquisition Exercise Price]

Vesting Commencement Date	[Field: Vest Start Date]

Expiration Date	[Field: Expiration Date]

The post-Acquisition adjustments are based on the Option Exchange Ratio of 0.0905481673, as determined in accordance with the terms of the Merger Agreement, and are intended to: (i) assure that the total spread of your assumed ExtendMedia Option(s) (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your assumed ExtendMedia Option(s) was determined by multiplying the Option Exchange Ratio by the number of shares remaining subject to your ExtendMedia Option(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock. The exercise price per share of your assumed ExtendMedia Option(s) was determined by dividing the exercise price per share of your ExtendMedia Option(s) by the Option Exchange Ratio and rounding the resulting quotient up to the next whole cent.

Unless the context otherwise requires, any references in the Plan or the Option Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock” or “Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. All references in the Option Agreement(s) and the Plan relating to your status as an employee or consultant of ExtendMedia will now refer to your status as an employee or consultant of Cisco or any present or future Cisco subsidiary.

The vesting commencement date, vesting schedule and expiration date of your assumed ExtendMedia Option(s) remain the same as set forth in the Option Agreement(s) (in this respect, please note that any discussion of option terms (including vesting acceleration) in any employment offer letter (whether from Cisco, ExtendMedia or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your assumed ExtendMedia Option(s)) but with the number of shares subject to each vesting installment and the exercise price per share adjusted to reflect the effect of the Acquisition. Vesting of your assumed ExtendMedia Option(s) will be suspended during all leaves of absence in accordance with Cisco’s policies and, the only permissible methods to exercise your assumed ExtendMedia Option(s) are cash, check, wire transfer, or through a cashless exercise program with a Cisco-designated broker. All other provisions which govern either the exercise or the termination of your assumed ExtendMedia Option(s) remain the same as set forth in the Option Agreement(s), and the provisions of the Option Agreement(s) will govern and control your rights under this Agreement to purchase shares of Cisco common stock, except (i) no assumed ExtendMedia Option(s) may be “early exercised” (i.e., an assumed ExtendMedia Option(s) may be exercised for shares of Cisco common stock only to the extent vested at the time of exercise pursuant to the applicable vesting schedule) and (ii) as expressly modified by this Agreement, the Merger Agreement or otherwise in connection with the Acquisition. Upon termination of your employment with Cisco or any present or future Cisco subsidiary, you will have the applicable limited post-termination exercise period specified in your Option Agreement(s) for your assumed ExtendMedia Option(s) to the extent vested and outstanding at the time of termination after which time your assumed ExtendMedia Option(s) will expire and NOT be exercisable for Cisco common stock.

To exercise your assumed ExtendMedia Option(s), you must utilize one of Cisco’s preferred brokers, the Charles Schwab Corporation (telephone number is                     ) or Morgan Stanley Smith Barney (telephone number is                     ).

Nothing in this Agreement or the Option Agreement(s) interferes in any way with your right and your employer’s right, which rights are expressly reserved, to terminate your employment at any time for any reason. Future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan under which such options are granted, and such terms may be different from the terms of your assumed ExtendMedia Option(s), including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgment below) your Cisco account will not be activated and your assumed ExtendMedia Option(s) will not be exercisable. If you have any questions regarding this Agreement or your assumed ExtendMedia Option(s), please contact                      at                     .

CISCO SYSTEMS, INC.

By:	/s/ Mark Chandler
Mark Chandler
Corporate Secretary

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the assumed ExtendMedia Option(s) listed on the table above are hereby assumed by Cisco and are as set forth in the Option Agreement(s) for such assumed ExtendMedia Option(s), the Plan and this Stock Option Assumption Agreement.

ATTACHMENTS

Exhibit A - Form S-8 Prospectus

CISCO SYSTEMS, INC.

NON-U.S. STOCK OPTION ASSUMPTION AGREEMENT

Dear [Field: Full Name]:

As you know, on September 22, 2010 (the “Closing Date”) Cisco Systems, Inc. (“Cisco”) acquired ExtendMedia Corporation (“ExtendMedia”), (the “Acquisition”) pursuant to the Agreement and Plan of Merger by and among Cisco Systems, Equinox Acquisition Corp., ExtendMedia and the Stockholders’ Agent dated as of August 24, 2010 (the “Merger Agreement”). On the Closing Date you held one or more outstanding options to purchase shares of ExtendMedia common stock granted to you under the ExtendMedia Corporation 2006 Omnibus Stock Plan (the “Plan”). Pursuant to the Merger Agreement, on the Closing Date, Cisco assumed all obligations of ExtendMedia under your outstanding option (or options). This Non-U.S. Stock Option Assumption Agreement (the “Agreement”) evidences the terms of Cisco’s assumption of an option (or options) to purchase ExtendMedia common stock granted to you under the Plan (the “ExtendMedia Option(s)”), and documented by a stock option agreement (or stock option agreements) and any amendment(s) and/or option assumption agreements entered into by and between you and ExtendMedia (the “Option Agreement(s)”), including the necessary adjustments for assumption of the ExtendMedia Option(s) that are required by the Acquisition.

The table below summarizes your ExtendMedia Option(s) immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Option	[Field: Grant Type]

Grant Number	[Field: Grant Number]

Cisco Number of Option Shares	[Field: Shares Granted]

Cisco Exercise Price Per Share	[Field: Option Price]

Original Number of Option Shares	[Field: Acquisition Shares]

Original Exercise Price Per Share	[Field: Acquisition Exercise Price]

Vesting Commencement Date	[Field: Vest Start Date]

Expiration Date	[Field: Expiration Date]

The post-Acquisition adjustments are based on the Option Exchange Ratio of 0.0905481673, as determined in accordance with the terms of the Merger Agreement, and are intended to: (i) assure that the total spread of your assumed ExtendMedia Option(s) (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your assumed ExtendMedia Option(s) was determined by multiplying the Option Exchange Ratio by the number of shares remaining subject to your ExtendMedia Option(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock. The exercise price per share of your assumed ExtendMedia Option(s) was determined by dividing the exercise price per share of your ExtendMedia Option(s) by the Option Exchange Ratio and rounding the resulting quotient up to the next whole cent.

Unless the context otherwise requires, any references in the Plan and the Option Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock” or “Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. As used in this Agreement, “Employer” means your actual employer. All references in the Option Agreement(s) and the Plan relating to your status as an employee or consultant of ExtendMedia will now refer to your status as an employee or consultant of Cisco or any present or future Cisco parent, subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your assumed ExtendMedia Option(s) remain the same as set forth in the Option Agreement(s) (in this respect, please note that any discussion of option terms (including vesting acceleration) in any employment offer letter (whether from Cisco, ExtendMedia or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your assumed ExtendMedia Option(s)) but with the number of shares subject to each vesting installment and the exercise price per share adjusted to reflect the effect of the Acquisition. Vesting of your assumed ExtendMedia Option(s) will be suspended during all leaves of absence in accordance with Cisco’s policies and the only permissible methods to exercise your assumed ExtendMedia Option(s) are cash, check, wire transfer, or through a cashless exercise program with a Cisco-designated broker. All other provisions which govern either the exercise or the termination of your assumed ExtendMedia Option(s) remain the same as set forth in the Option Agreement(s) and the provisions of the Option Agreement(s) will govern and control your rights under this Agreement to purchase shares of Cisco common stock, except (i) no assumed ExtendMedia Option(s) may be “early exercised” (i.e., an assumed ExtendMedia Option(s) may be exercised for shares of Cisco common stock only to the extent the assumed ExtendMedia Option(s) is vested at the time of exercise pursuant to the applicable vesting schedule), and (ii) as expressly modified by this Agreement, the Merger Agreement or otherwise in connection with the Acquisition. Upon termination of your active employment with Cisco or any present or future Cisco parent, subsidiary or affiliate, you will have the applicable limited post-termination exercise period specified in your Option Agreement(s) and/or the Plan for your assumed ExtendMedia Option(s) to the extent vested and outstanding at the time of termination after which time your assumed ExtendMedia Option(s) will expire and NOT be exercisable for Cisco common stock.

To exercise your assumed ExtendMedia Option(s), you must utilize one of Cisco’s preferred brokers, the Charles Schwab Corporation (telephone number is                             ) or Morgan Stanley Smith Barney (telephone number is                             ).

Nothing in this Agreement or the Option Agreement(s) interferes in any way with your right and the right of Cisco or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason, whether or not in breach of local labor laws. Future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan under which such options are granted, and such terms may be different from the terms of your assumed ExtendMedia Option(s), including, but not limited to, the time period in which you have to exercise vested options after your termination of active employment.

The following are additional terms and conditions of your assumed ExtendMedia Options:

Tax Related Items.

Prior to exercise of the assumed ExtendMedia Option(s) (or conversion/acceleration of vesting of the assumed ExtendMedia Option(s) if the conversion/acceleration is a taxable event in your country), you authorize Cisco and/or your Employer, or their respective agents, at their discretion to satisfy any obligations for Option Tax Liability, including income tax, payroll tax or other tax-related withholding (“Tax-Related Items”) in relation to your assumed ExtendMedia Option(s) by one or a combination of the following: (1) withholding all applicable Tax-Related Items from your wages or other cash compensation paid to you by Cisco and/or the Employer; (2) withholding from proceeds of the sale of the Shares acquired upon exercise of the ExtendMedia Option(s) either through a voluntary sale (specifically including where the ExtendMedia Option(s) is/are exercised in accordance with a cashless exercise program with a Cisco-designated broker) or through a mandatory sale arranged by Cisco (on your behalf, pursuant to this authorization); (3) withholding of Shares that would otherwise be issued upon exercise of the ExtendMedia Option(s) or (4) requiring you to satisfy the liability for Tax-Related Items by means of any other arrangement approved by Cisco. To avoid financial accounting charges under applicable accounting guidance, Cisco may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or may take any other action required to avoid financial accounting charges under applicable accounting guidance. Finally, you must pay to Cisco or the Employer any amount of Tax-Related Items that Cisco or the Employer may be required to withhold or account for as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Cisco may refuse to honor the exercise, refuse to convert your assumed ExtendMedia Option(s) and/or refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Paragraph.

Regardless of any action Cisco or the Employer takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Cisco or the Employer. You further acknowledge that Cisco and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the ExtendMedia Option(s), including the grant, vesting, conversion into options over Cisco Shares or exercise of the ExtendMedia Option(s), any acceleration of vesting, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the conversion of ExtendMedia Option(s) into options over Cisco Shares, any acceleration of vesting or any aspect of the ExtendMedia Option(s) to reduce or eliminate your liability for Tax-Related Items or achieve a particular tax result. Further, if you become subject to taxation in more than one jurisdiction between the grant date and the date of any relevant taxable event, you acknowledge that Cisco and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

*****

Data Privacy.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal information as described in this Agreement by and among, as applicable, the Employer, and Cisco and its parent, subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that Cisco and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (or other social or national identification number), salary, nationality, job title, residency status, any Shares or directorships held in Cisco, details of all assumed ExtendMedia Option(s) or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding (“Data”), for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data may be transferred to Cisco or any of its parent, subsidiaries or affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of the assumed ExtendMedia Option(s) under the Plan or with whom Shares acquired pursuant to the exercise of the assumed ExtendMedia Option(s) or cash from the sale of Shares may be deposited. Furthermore, you acknowledge and understand that the transfer of such Data to Cisco or any of its parent, subsidiaries or affiliates, or any third parties is necessary for your participation in the Plan.

You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative. You further acknowledge that withdrawal of consent may affect your ability to realize benefits from the assumed ExtendMedia Option(s) and your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

*****

No Entitlement or Claims for Compensation.

By accepting this Agreement, you hereby acknowledge and agree as follows:

(a) Your rights, if any, in respect of or in connection with the assumed ExtendMedia Options or any other stock award are derived solely from the discretionary decision of Cisco to permit you to benefit from a discretionary award. The Plan may be amended, suspended or terminated by Cisco at any time, unless otherwise provided in the Plan and this Agreement or the Option Agreement(s). By exercising the assumed ExtendMedia Option, you expressly acknowledge that there is no obligation on the part of Cisco to continue the Plan and/or grant any additional stock awards or benefits in lieu of options or any other stock awards even if ExtendMedia Options have been granted repeatedly in the past. All decisions with respect to future option grants, if any, will be at the sole discretion of Cisco.

(b) The assumed ExtendMedia Options and the Shares subject to the assumed ExtendMedia Options are not intended to replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for ExtendMedia, the Employer or Cisco or its parent, subsidiaries or affiliates. The value of the assumed ExtendMedia Options and the Shares subject to the ExtendMedia Options are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to ExtendMedia, the Employer or Cisco or its parent, subsidiaries or affiliates and which are outside the scope of your written employment agreement (if any).

(c) You acknowledge that you are voluntarily participating in the Plan.

(d) Neither the Plan nor the assumed ExtendMedia Options or any other stock award granted under the Plan shall be deemed to give you a right to remain an employee, consultant or director of Cisco, its parent, subsidiaries or affiliates. The Employer reserves the right to terminate your service at any time, with or without cause, and for any reason, subject to applicable laws, Cisco’s Articles of Incorporation and Bylaws and a written employment agreement (if any).

(e) Your participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer or Cisco or its parent, subsidiaries or affiliates.

(f) The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value, the assumed ExtendMedia Options will have no value. If you exercise the assumed ExtendMedia Options and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the exercise price. You understand that neither the Employer, nor Cisco or its parent, subsidiaries or affiliates is responsible for any foreign exchange fluctuation between the Employer’s local currency and the United States Dollar that may affect the value of the assumed ExtendMedia Options.

(g) In consideration of the conversion of the assumed ExtendMedia Options, no claim or entitlement to compensation or damages shall arise from forfeiture of the ExtendMedia Options resulting from termination of your service by Cisco or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Cisco and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

(h) In the event of your termination of service, your right to receive additional options or to vest in the assumed ExtendMedia Options will end as of the date you are longer actively providing services and will not be extended by any notice period mandated under local law (e.g., your active service period would not include any period of “garden leave” or similar period pursuant to local law); Cisco shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the assumed ExtendMedia Options.

(i) You agree that Cisco may require the ExtendMedia Options assumed and converted hereunder to be exercised with, and the Shares held by, a broker designated by Cisco.

(j) You agree that your rights to acquire Shares or proceeds from the sale of Shares hereunder (if any) shall be subject to set-off by Cisco for any valid debts that you owe to Cisco.

(k) The ExtendMedia Options and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

(l) Cisco and the Employer are not providing any tax, legal or financial advice, nor are Cisco and the Employer making any recommendations regarding your participation in the Plan, or your acquisition or sale of Cisco Shares; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

You hereby acknowledge and agree as follows: (a) the conversion and adjustment of your assumed ExtendMedia Option(s) and/or acceleration of vesting of your assumed ExtendMedia Option(s) to awards over Cisco Shares may have adverse tax and social insurance contribution consequences, including but not limited to any loss of tax and social insurance qualified status and the inability to obtain a tax or social insurance refund for taxes or contributions already paid on such assumed ExtendMedia Option(s), and that ExtendMedia, Cisco and your Employer do not take any responsibility or liability with respect to the loss of tax and social insurance qualified status of your assumed ExtendMedia Option(s); (b) you received information regarding the adjustment and conversion of your ExtendMedia Option(s); and (c) you acknowledge that exercise and vesting of your ExtendMedia Option(s) is contingent upon compliance with applicable local laws; in particular, if allowing you to exercise or receive assumed ExtendMedia Option(s) would not be compliant with applicable foreign securities laws, you will not be permitted to purchase or receive Shares under this Agreement.

You acknowledge that if you have received this Agreement or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will take precedence. Cisco may, in its sole discretion, decide to deliver any documents related to the assumed ExtendMedia Option(s) and this Agreement by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by Cisco or a third party designated by Cisco.

Cisco reserves the right to impose other requirements on your participation in the Plan, on the exercise of the assumed ExtendMedia Options and on any Shares acquired under the Plan, to the extent Cisco determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are working at the time of vesting or exercise of the assumed ExtendMedia Options or the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you are and will be solely responsible for and must fulfill.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgment below) your Cisco account will not be activated and your assumed ExtendMedia Option(s) will not be exercisable. If you have any questions regarding this Agreement or your assumed ExtendMedia Option(s), please contact                      at                     .

CISCO SYSTEMS, INC.

By:	/s/ Mark Chandler
Mark Chandler
Corporate Secretary

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the assumed ExtendMedia Option(s) listed on the table above are hereby assumed by Cisco and are as set forth in the Option Agreement(s) for such assumed ExtendMedia Option(s), the Plan and this Non-U.S. Stock Option Assumption Agreement.

ATTACHMENTS

Exhibit A - Form S-8 Prospectus